                                                                EXHIBIT 2(d)


                         AGREEMENT OF PURCHASE AND SALE

                                  By and Among

                              THE TPI GROUP, LTD.,

               THE INDIVIDUAL SHAREHOLDERS OF THE TPI GROUP, LTD.,

                               QUANSOO-TPI L.L.C.

                                       and

                                NOVASOURCE, INC.

                                TABLE OF CONTENTS

SECTION                                                                     PAGE

I     PURCHASE AND SALE OF THE SHARES.....................................     2

II    REPRESENTATIONS, WARRANTIES, COVENANTS AND
      AGREEMENTS OF THE COMPANY AND THE SHAREHOLDERS......................     5

III   REPRESENTATIONS, WARRANTIES, COVENANTS AND
      AGREEMENTS OF THE SHAREHOLDERS......................................    19

IV    REPRESENTATIONS, WARRANTIES, COVENANTS AND
      AGREEMENTS OF QUANSOO...............................................    21

V     REPRESENTATIONS, WARRANTIES, COVENANTS AND
      AGREEMENTS OF PURCHASER.............................................    22

VI    CONDUCT OF THE BUSINESS.............................................    24

VII   ADDITIONAL REPRESENTATIONS, WARRANTIES AND
      COVENANTS OF THE COMPANY, THE SHAREHOLDERS,
      QUANSOO AND THE PURCHASER...........................................    26

VIII  CLOSING.............................................................    27

IX    CONDITIONS TO THE SHAREHOLDERS' AND QUANSOO'S
      OBLIGATION TO CLOSE   ..............................................    28

X     CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE...................    30

XI    INDEMNIFICATION.....................................................    31

XII   NON-COMPETITION AGREEMENT...........................................    34

XIII  BROKERS AND FINDERS.................................................    35

XIV   MISCELLANEOUS.......................................................    35

                                    SCHEDULES

   I.      CONSIDERATION
  II.      EARN-OUT PAYMENTS
 III.      ADDITIONAL PAYMENTS; EXAMPLES OF EARN-OUT
           COMPUTATIONS

                         AGREEMENT OF PURCHASE AND SALE


           THIS AGREEMENT dated as of the 31st day of January, 1997 by and among The TPI Group, Ltd., a New York corporation (the "Company"), Deborah M. Skinner, John Skinner III, Malvern Tippett, Carolyn Tippett, Terry DeLong (each, a "Shareholder", and collectively, the "Shareholders"), Quansoo-TPI L.L.C., a Delaware limited liability company ("Quansoo"), and NovaSource, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H :


           WHEREAS, the Shareholders and Quansoo are the holders of an aggregate of 6,261 shares of common stock, $.01 par value (the "Common Stock"), and Quansoo is the holder of an aggregate of 4,850 shares of preferred stock, $.01 par value (the "Preferred Stock"), of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company (all such shares of Common Stock held by the Shareholders being hereinafter referred to as the "Shareholder Shares" and all such shares of Common Stock and Preferred Stock held by Quansoo being hereinafter referred to as the "Quansoo Shares" and the Shareholder Shares and the Quansoo Shares collectively being hereinafter referred to as the "Shares");

           WHEREAS, the Company and its subsidiaries (except as the context otherwise requires, the term "Company" includes each of its subsidiaries) are professional employer organizations and are engaged in the business, among other things, of providing businesses with an outsourcing solution to the costs related to employment and human resources and related activities in the States of New York, Vermont, Pennsylvania, Massachusetts, Connecticut, New Hampshire, North Carolina, New Jersey and Rhode Island (such activities as conducted by the Company and its subsidiaries on the date of the Closing (as hereinafter defined) being hereinafter referred to as the "Business"); and

           WHEREAS, effective on the date of the Closing, the Purchaser desires to acquire from the Shareholders and Quansoo all of the Shares, and each of the Shareholders and Quansoo desires to sell his/its respective Shares to the Purchaser, on the terms and subject to the conditions hereinafter set forth.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:


I

                         PURCHASE AND SALE OF THE SHARES

                A. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, each of the Shareholders and Quansoo shall sell, assign and convey to the Purchaser and the Purchaser shall purchase, acquire and accept from the Shareholders and Quansoo, the Shares.

                B. Purchase Price. (i) The purchase price (the "Purchase Price") for the Shares is (a) $3,300,000 in cash, payable to the Shareholders (in the amounts opposite each name set forth on Schedule I hereto) and $2,700,000 in cash, payable to Quansoo, in each case at the Closing, (b) $2,750,000 in cash, payable to the Shareholders, and $2,250,000 in cash, payable to Quansoo, in each case in accordance with subsection (iii) below (the "Additional Cash"), (c) 189,063 shares of the common stock, $.01 par value (the "NovaSource Common Stock"), of the Purchaser, payable to the Shareholders in the numbers of shares opposite each name set forth on Schedule I hereto on the date which is two years from the date of the Closing, and 154,687 shares of NovaSource Common Stock (collectively, with the shares issuable to the Shareholders, the "NovaSource Shares") payable to Quansoo at the Closing; and (d) the contingent payments, if any, provided for in Sections I(C) and I(D) hereof (such payments, the "Earn-Out Payments"). The Purchaser shall also make a capital contribution to the Company at the Closing in an amount equal to $1,000,000 in cash for the purpose of satisfying the outstanding indebtedness of the Company to Fleet Bank and satisfying certain other obligations of the Company.

           (i) If prior to or on the date which is two years from the date of the Closing (the "Determination Date") the NovaSource Common Stock is not (a) listed or admitted to trading on a national securities exchange, (b) listed on the National Market System of the Nasdaq Stock Market, Inc. ("NASDAQ") or (c) traded in the NASDAQ SmallCap Market, each of the Shareholders and Quansoo will have the right to require the Purchaser to purchase all (but not less than all) of the NovaSource Shares owned by such exercising holder (the "Exercising Holder") at a purchase price of $16 per NovaSource Share. Such right to require the Purchaser to purchase NovaSource Shares shall be exercised by written notice to the Purchaser no later than 30 days after the Determination Date. No later than sixty (60) days after receipt by the Purchaser of such notice, at such place and time as shall be mutually agreed to by the Purchaser and an Exercising Holder who has exercised his/its right to require that the Purchaser purchase his/its NovaSource Shares, the Exercising Holder shall deliver to the Purchaser the NovaSource Shares owned by such Exercising Holder in due and proper form for transfer, against delivery by the Purchaser of a certified or official bank check payable to the order of, or a wire transfer to an account designated by, such Exercising Holder in the amount of $16 per NovaSource Share being sold by such Exercising Holder. The agreements contained in this clause (ii) shall be null and void and of no force and effect with respect to (x) a Shareholder if such Shareholder shall have disposed of any of the NovaSource Shares prior to the Determination Date other than pursuant to Section 2(b) (but only to Quansoo or as a result of such Shareholder's death) or Section 5 of the Stockholders Agreement (as hereinafter defined) or (y) Quansoo, if Quansoo shall have disposed of any of the NovaSource Shares prior to the Determination Date other than pursuant to Section 2(b) or Section 5 of the Stockholders Agreement.

           (iii) $2,750,000 of the Additional Cash shall be paid by the Purchaser to the Shareholders (in the amounts opposite each name set forth on Schedule I hereto) and $2,250,000 of the Additional Cash shall be paid by the Purchaser to Quansoo, in each case on the earlier of (a) thirty (30) days after the closing of an underwritten offering of the NovaSource Common Stock to the public for cash (the "IPO") or (b) December 31, 1997, by delivery to each of the Shareholders and Quansoo of a certified check payable to, or a wire transfer to an account designated by, each of the Shareholders and Quansoo, in the amount opposite each name set forth on Schedule I hereto in the case of the Shareholders and in the amount of $2,250,000 in the case of Quansoo.

                C. Earn-Out Payments. As additional payment for the Shares, subject to the conditions set forth herein and in Schedule II hereto, within sixty (60) days after December 31, 1997 (the "Earn-Out Date"), the Purchaser shall deliver 55% to the Shareholders (in the percentage amounts set forth opposite each such Shareholder's name in Schedule I hereto) and 45% to Quansoo of the Earn-Out Payments, if any, payable with respect to such Earn-Out Date. The amount of the Earn-Out Payments payable to the Shareholders and Quansoo on the Earn-Out Date shall be (i) based upon the achievement by the Company of targeted "EBITDA" (as hereinafter defined) and (ii) determined in accordance with the provisions hereof and Schedule II hereto. The Earn-Out Payments, if earned, shall be made by delivery to each of the Shareholders and Quansoo of (x) a certified or official bank check payable to the order of such Shareholder or Quansoo, as applicable, and (y) a certificate representing shares of the NovaSource Common Stock registered in the name of such Shareholder or Quansoo, in each case, in such amounts of cash and such numbers of shares as are determined in accordance with this Section I(C) and Schedules I and II hereto.

                D. Additional Payments. In addition to the consideration set forth in Section I(C) hereof, subject to the conditions set forth herein and in
Schedule III hereto, with respect to the Earn-Out Date of December 31, 1997, if the Company shall have achieved "EBITDA" greater than the 1997 Target Amount (as such term is defined in Schedule II hereto), the Purchaser shall deliver 55% to the Shareholders (in the percentage amounts set forth opposite each such Shareholder's name in Schedule I hereto) and 45% to Quansoo, in each such case at the same time the Earn-Out Payments set forth in Section I(C) hereof are made (and only if such Earn-Out Payments are required to be made), as additional payment for the Shares, the additional payments (the "Additional Payments") provided for in Schedule III hereto. The Additional Payments, if earned, shall be made by delivery to each of the Shareholders and Quansoo of (i) a certified or official bank check payable to the order of such Shareholder or Quansoo, as applicable, and (ii) a certificate representing shares of

NovaSource Common Stock registered in the name of such Shareholder or Quansoo, in each case, in such amounts of cash and such numbers of shares as are determined in accordance with this Section I(D) and Schedules I and III hereto.

                E. Computation of EBITDA. The Purchaser shall, within sixty (60) days after the Earn-Out Date, compute the EBITDA of the Company. The amount so computed shall be the EBITDA for purposes of determining whether or not Earn-Out Payments shall be due and payable. For purposes of this Agreement, "EBITDA" of the Company shall mean earnings before interest, income taxes, depreciation and amortization of the Company determined in accordance with generally accepted accounting principles consistent with the Purchaser's accounting practices. In calculating EBITDA, no deduction shall be made for administrative charges or allocations of corporate expenses from any direct or indirect parent entity of the Purchaser.

           Notwithstanding the determination of EBITDA for the Earn-Out Date by the Purchaser, the Shareholders and Quansoo shall have the right to receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of EBITDA, have the right to review all work papers relating to the determination of EBITDA.

                F. Additional Cash Adjustment. If on December 31, 1998, the NovaSource Common Stock is not (a) listed or admitted to trading on a national securities exchange, (b) listed on the NASDAQ National Market System or (c) traded in the NASDAQ SmallCap Market, each of the Shareholders and Quansoo will have the right to require the Purchaser to purchase all (but not less than all) shares, if any, of NovaSource Common Stock issued by the Purchaser to such Exercising Holder in connection with the Earn-Out Payments at a purchase price of $16 per share of NovaSource Common Stock. Such right to require the Purchaser to purchase such shares of NovaSource Common Stock shall be exercised by written notice to the Purchaser no later than January 31, 1999. No later than sixty (60) days after receipt by the Purchaser of such notice, at such place and time as shall be mutually agreed to by the Purchaser and an Exercising Holder who has exercised his/its right to require that the Purchaser purchase his/its shares of NovaSource Common Stock, the Exercising Holder shall deliver to the Purchaser such shares of NovaSource Common Stock in due and proper form for transfer, against delivery by the Purchaser of a certified or official bank check payable to the order of, or a wire transfer to an account designated by, such Exercising Holder in the amount of $16 per share of NovaSource Common Stock being sold by such Exercising Holder. The agreements contained in this paragraph shall be null and void and of no force and effect with respect to (x) a Shareholder if such Shareholder shall have disposed of any of such shares of NovaSource Common Stock prior to December 31, 1998 other than pursuant to Section 2(b) (but only to Quansoo or as a result of such Shareholder's death) or Section 5 of the Stockholders Agreement or (y) Quansoo, if Quansoo shall have disposed of any of such shares of NovaSource Common Stock prior to December 31, 1998 other than pursuant to
Section 2(b) or Section 5 of the Stockholders Agreement.

                G. Certain Adjustments. Numbers of shares of NovaSource Common Stock and prices per share set forth in this Agreement shall be appropriately adjusted for any stock split, stock dividend, reverse stock split or other similar event affecting the NovaSource Common Stock. Fractional shares shall be rounded to the nearest whole share.

                 In the event of the consolidation or merger of the Purchaser with or into another person or the acquisition of all or substantially all the assets of the Purchaser by another person (other than a consolidation or merger in which the Purchaser is the continuing corporation and which does not result in any change in the NovaSource Common Stock), the Purchaser shall have the option to pay the Shareholders and Quansoo at such time as a payment is due pursuant to Sections I(B)(i)(c), I(C) or I(D) hereof, in lieu of the NovaSource Common Stock provided for in such Sections, the consideration per share in the form (in stock or cash or other consideration) payable to the other holders of NovaSource Common Stock in connection with such transaction, in each case, multiplied by the number of shares of NovaSource Common Stock deliverable to the Shareholders or Quansoo, as the case may be, provided for in such Sections.


II

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                 AGREEMENTS OF THE COMPANY AND THE SHAREHOLDERS

           Each of the Company and the Shareholders, jointly and severally, hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                A. Organization and Qualification. The Company and each of its subsidiaries, with the exception of Trans-Partnering Innovations, Inc., which is duly organized, validly existing and in good standing under the laws of the State of Delaware, are duly organized, validly existing and in good standing under the laws of the State of New York. The Company and each of its subsidiaries have full corporate power and authority to own their properties and to conduct the businesses in which they are now engaged. The Company and each of its subsidiaries are in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on their businesses or properties. The Company and each of its subsidiaries have no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and have no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. The Company and its subsidiaries have full power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the Business and to enter into and consummate the transactions contemplated under this Agreement. The copies of the articles of incorporation and by-laws of the Company and its subsidiaries which have been delivered to the Purchaser are complete and correct.

                B. Authority. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

                C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Company or its subsidiaries or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company or its subsidiaries is a party or by which the Company or any of its subsidiaries or any of the assets of the Company or its subsidiaries is bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Exhibit II(C) attached hereto.

                D. Capitalization. The authorized capital stock of the Company consists of 11,111 shares of Common Stock, of which 6,261 shares are issued and outstanding, and 4,850 shares of Preferred Stock, of which 4,850 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company and its subsidiaries have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of the Company are owned beneficially and of record by the Shareholders and Quansoo, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company or its subsidiaries or any of the Shareholders or Quansoo is bound relating to the issuance, sale or redemption of shares of capital stock or other securities of the Company. No person other than the Shareholders and Quansoo have any interest in the Shares. No shares of capital stock or other securities of the Company are reserved for any purpose.

                E. Financial Statements; No Undisclosed Liabilities. The Company and the Shareholders have delivered to the Purchaser consolidated balance sheets of the Company and its subsidiaries as of December 31, 1994, December 31, 1995 and October 31, 1996 and the related statements of income, retained earnings and cash flows and the notes thereto, for the periods then ended (hereinafter referred to as the "Financial Statements"). The Financial Statements for 1994 and 1995 have been audited by Lazar, Levine & Company LLP, the Company's independent accountants. The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The Financial Statements fully and fairly present the financial condition of the Company and its subsidiaries as at the dates thereof and the results of the operations of the Company for the periods indicated. The balance sheets contained in the Financial Statements fairly reflect all liabilities of the Company and its subsidiaries of the types normally reflected in balance sheets as at the dates thereof. Except to the extent set forth in or provided for in the consolidated balance sheet of the Company and its subsidiaries as of October 31, 1996 included in the Financial Statements (the "1996 Balance Sheet") or as identified in Exhibit II(E), and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Company and its subsidiaries have no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. Neither the Company nor any of the Shareholders is aware of any material omissions in the Financial Statements. The books and records of the Company and its subsidiaries are such that the Purchaser can prepare financial statements with respect to the Company and its subsidiaries for such periods ending on or prior to the Closing as are required by Regulation S-X under the Securities Act of 1933, as amended, which financial statements (the "S-X Financial Statements") (i) can be presented in conformity with the accounting rules of Regulation S-X and (ii) can be audited by the Purchaser's independent certified public accountants. A true and correct copy of the Financial Statements is attached hereto as Exhibit II(E).

                F. Absence of Certain Changes. Except as set forth in Exhibit II(F), subsequent to the date of the 1996 Balance Sheet, there has not been any
(i) material adverse or prospective material adverse change in the condition of the Company or its subsidiaries, financial or otherwise, or in the results of the operations of the Company or its subsidiaries; (ii) material damage or destruction (whether or not insured) affecting the properties or business operations of the Company or its subsidiaries; (iii) labor dispute or, to the best knowledge of the Company and each of the Shareholders, threatened labor dispute involving the employees of the Company or its subsidiaries; (iv) actual or, to the best knowledge of the Company and each of the Shareholders, threatened disputes with any major accounts of the Company or its subsidiaries, or actual or, to the best knowledge of the Company and each of the Shareholders, threatened loss of business from any of the major accounts of the Company or its subsidiaries; (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Company or its subsidiaries; or (vi) other event or condition of any character, known to the Company or any of the Shareholders or which in the exercise of reasonable diligence should be known to the Company or any of the Shareholders, not disclosed in this Agreement pertaining to and materially adversely affecting the Company or its subsidiaries, the Business or the assets of the Company or its subsidiaries.

                G. Dividends; Distributions; Liabilities Incurred. Except as disclosed in Exhibit II(G), subsequent to the date of the 1996 Balance Sheet, the Company and its subsidiaries have not (i) declared or paid any dividend or made any other distribution in respect of the capital stock of the Company or its subsidiaries or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of the capital stock of the Company or its subsidiaries, (ii) except in the ordinary course of business consistent with past practices, paid or discharged any outstanding indebtedness, (iii) incurred any bank indebtedness, or entered into any leases, loan agreements or, except in the ordinary course of business consistent with past practices, contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or property to any person, or (iv) permitted any liens or encumbrances to attach to any assets of the Company or its subsidiaries.

                H. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by the Company or its subsidiaries or in which the Company or its subsidiaries have any interest is set forth in Exhibit II(H). All such leased real property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company or its subsidiaries, except for such defaults, if any, as are not material in character, amount or extent and do not, severally or in the aggregate, materially detract from the value or interfere with the present use of the property subject to such lease or affect the validity, enforceability or assignability of such lease or otherwise materially impair the Company or its subsidiaries or the operations of the Business. Neither the Company nor any of the Shareholders has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit II(H). Neither the Company nor any of the Shareholders has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

                I. Title to Assets; Condition of Property. The Company and its subsidiaries have good and valid title to all their properties and assets, real, personal and mixed, tangible and intangible (in the case of owned real property and the improvements thereon, good and marketable title in fee simple), including, without limitation, the properties and assets reflected in the 1996 Balance Sheet (except for assets leased under leases set forth in Exhibit II(H), assets sold or retired and accounts receivable collected upon, since the date of the 1996 Balance Sheet in the ordinary course of business consistent with past practices). The Company and its subsidiaries lease or own all properties and assets used in the operations of the Business as currently conducted. All such properties and assets are in good condition and repair, consistent with their respective ages, and have been maintained and serviced in accordance with the normal practices of the Company and its subsidiaries and as necessary in the normal course of business. None of the assets or properties of the Company or its subsidiaries is subject to any liens, charges, encumbrances or security interests, except as set forth in Exhibit II(I). None of the assets of the Company or its subsidiaries (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which is likely to be material to the operations of the Business. Except as set forth in
Exhibit II(I), the Company and its subsidiaries own all the properties and assets which have been located at or on any of the leased premises of the Company or its subsidiaries at any time since the date of the 1996 Balance Sheet.

                J. Taxes. The Company and its subsidiaries have filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by them . All Tax Returns filed by or on behalf of the Company and its subsidiaries are true, complete and correct in all material respects. The Company and its subsidiaries have paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon), with the exception of those Taxes listed in Exhibit II(J). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company or its subsidiaries. The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company and its subsidiaries as of the close of the period covered by the Financial Statements, and the amount of the unpaid Taxes, if any, of the Company and its subsidiaries does not exceed the accrual for Taxes reflected in Exhibit II(J). Since the date of the 1996 Balance Sheet, the Company and its subsidiaries have not incurred any Tax liability other than in the ordinary course of business, with the exception of possible late penalties and interest as set forth in Exhibit II(M). No Tax Return of the Company or its subsidiaries has ever been audited. No deficiency in Taxes for any period has been asserted by any Taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth in Exhibit II(J)), no written inquiries or notices have been received by the Company from any Taxing authority with respect to possible claims for Taxes, neither the Company nor any of the Shareholders has any reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes, with the exception of Taxes due and owing as set forth in Exhibit II(J). The Company and its subsidiaries have not agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period. The Company and its subsidiaries have delivered to the Purchaser copies of the federal and state income Tax Returns filed by the Company and its subsidiaries for the past three years and for all other past periods as to which the appropriate statute of limitations has not lapsed.

                  K. Permits; Compliance with Applicable Law.

                (i) General. The Company and its subsidiaries are not in default under any, and have complied with all, statutes, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to the Company, its subsidiaries, the Business or any assets of the Company or its subsidiaries as to which a default or failure to comply might result in a material adverse affect on the Company, its subsidiaries, the Business or any of the assets of the Company or its subsidiaries. Neither the Company nor any of the Shareholders has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither the Company nor any of the Shareholders has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

               (ii) Permits; Intellectual Property. Set forth in Exhibit II(K) is a complete and accurate list of all permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Company or its subsidiaries. The Permits set forth in Exhibit II(K) are all the Permits required for the conduct of the Business. All the Permits set forth in Exhibit II(K) are in full force and effect, and the Company and its subsidiaries have not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the best knowledge of the Company and each of the Shareholders, threatened. There are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company or its subsidiaries under any such Permit. Neither the Company nor any of the Shareholders has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit set forth in Exhibit II(K). To the best knowledge of the Company and each of the Shareholders, the use by the Company or its subsidiaries of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Exhibit II(K) or require the consent of any person. Except as set forth in Section II(K)(iii) below, the Company and its subsidiaries are not required to be licensed by, nor are they subject to the regulation of, any governmental or regulatory body.

               (iii) Licensing. The operations of the Company and its subsidiaries are licensed in each state where the failure to be licensed would have a material adverse effect on the Company and its subsidiaries, and are currently in compliance in all material respects with any statute regulating professional employer organizations in such states where the failure to comply would have a material adverse effect on the Company and its subsidiaries.

               (iv) Environmental. (a) The Company and its subsidiaries have duly complied in all material respects with and the real estate subject to the leases listed on Exhibit II(H) and improvements thereon, and all other real estate leased by the Company or its subsidiaries, and the improvements thereon (all such owned or leased real estate hereinafter referred to collectively as the "Premises") are in compliance in all material respects with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                   (b) Neither the Company nor its subsidiaries have received any notice of, and neither the Company nor any of the Shareholders knows of any facts which might constitute, violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Premises or of any premises formerly owned, leased or occupied by the Company or its subsidiaries.

                   L. Accounts Receivable; Accounts Payable.

           (i) The accounts receivable of the Company and its subsidiaries are in their entirety valid accounts receivable, arising in the ordinary course of business.

           (ii) The accounts and notes payable and other accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Company and its subsidiaries subsequent to the date of the 1996 Balance Sheet, are in all respects valid claims that arose in the ordinary course of business. Since the date of the 1996 Balance Sheet, the accounts and notes payable and other accrued expenses of the Company and its subsidiaries have been paid in a manner consistent with past practice.

                   M. Contractual and Other Obligations. Set forth in Exhibit II(M) is a list and brief description of all (i) contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Company or any of its subsidiaries is a party or by which the Company, its subsidiaries, the Business or any of the assets of the Company or its subsidiaries is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) obligations and liabilities of the Company and its subsidiaries pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the Company or its subsidiaries is in excess of $2,500; and (iii) material contingent obligations and liabilities of the Company and its subsidiaries; all of the foregoing being hereinafter referred to as the "Contracts". Neither the Company, or its subsidiaries nor, to the best knowledge of the Company and each of the Shareholders, any other party is in default in the performance of any covenant or condition under any Contract and, to the best knowledge of the Company and each of the Shareholders, no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract. Neither the Company nor any of its subsidiaries is a party to any Contract which would terminate or be materially adversely affected by consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries is a party to any Contract expected to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

                   N. Compensation. Set forth in Exhibit II(N) attached hereto is a list of all agreements between the Company or its subsidiaries and each person employed by or independently contracting with the Company or its subsidiaries with regard to compensation, whether individually or collectively, and set forth in Exhibit II(N) is a list of all employees of the Company and its subsidiaries entitled to receive annual compensation in excess of $20,000 and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Company or its subsidiaries. The Company and its subsidiaries have not informed any employee or independent contractor providing services to the Company or its subsidiaries that such person will receive any increase in compensation or benefits or any ownership interest in the Company, its subsidiaries, or the Business.

                   O. Employee Benefit Plans. Except as set forth on Exhibit II(O) attached hereto, the Company and its subsidiaries do not maintain or sponsor, nor is it required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees of the Company or its subsidiaries participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), being hereinafter referred to as the "Benefit Plans" and any such multiemployer plans being hereinafter referred to as the "Multiemployer Plans") comply in all material respects with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable law, and the Company and its subsidiaries have not taken or failed to take any action with respect to the Benefit Plans or Multiemployer Plans which might create any material liability on the part of the Company, its subsidiaries or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan and as to each Multiemployer Plan has complied in all material respects with the requirements of ERISA and all other applicable laws in respect of each such Plan. The Company has furnished to the Purchaser copies of all Benefit Plans and Multiemployer Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans and Multiemployer Plans for a period of three years prior to the date hereof. Such financial statements and actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

           (i) Each Benefit Plan has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code");

           (ii) No Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "Defined Benefit Plans") or Multiemployer Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived;

           (iii) No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Defined Benefit Plan or any Multiemployer Plan;

           (iv) Neither the Company nor any of its subsidiaries has withdrawn (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan, or in any withdrawal or other liability of any nature to the Company, its subsidiaries or the Purchaser under any Benefit Plan or any Multiemployer Plan;

           (v) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan or any Multiemployer Plan;

           (vi) The excess of the aggregate present value of accrued benefits over the aggregate value of the assets of any Defined Benefit Plan (computed both on a termination basis and on an ongoing basis) is not more than $-0-, and the aggregate withdrawal liability of the Company or its subsidiaries with respect to any Multiemployer Plan assuming the withdrawal of the Company or its subsidiaries from said Multiemployer Plan, is not more than $-0-;

           (vii) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company or its subsidiaries, in any way limits, impairs, modifies or otherwise affects the right of the Company or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

           (viii) There are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA) (hereinafter referred to as a "Defined Contribution Plan"), with respect to services rendered by employees of the Company or its subsidiaries prior to the date of the Closing;

           (ix) Other than claims in the ordinary course for benefits with respect to the Benefit Plans or Multiemployer Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan or any Multiemployer Plans, or any circumstances which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

           (x) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have so been filed;

           (xi) The Company and its subsidiaries have not incurred any liability to the Pension Benefit Guaranty Corporation (except for required premium payments). No notice of termination has been filed by the plan administrator (pursuant to Section 4041 of ERISA) or issued by the Pension Benefit Guaranty Corporation (pursuant to Section 4042 of ERISA) with respect to any Benefit

      Plan subject to ERISA. There has been no termination of any Defined Benefit Plan or any related trust by the Company or its subsidiaries; and

           (xii) The Company and its subsidiaries do not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. The Company and its subsidiaries have substantially complied with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

                P. Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company or its subsidiaries, or the terms and conditions of employment, wages and hours. The Company and its subsidiaries are not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best knowledge of the Company and each of the Shareholders, threatened against the Company or its subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against (to the best knowledge of the Company and each of the Shareholders) or involving the Company or its subsidiaries. No issue with respect to union representation is pending or, to the best knowledge of the Company and each of the Shareholders, threatened with respect to the employees of the Company or its subsidiaries. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company or its subsidiaries as the representative of any of the employees of the Company or its subsidiaries.

                Q. Increases in Compensation or Benefits. Except as set forth in
Exhibit II(Q), subsequent to the date of the 1996 Balance Sheet, there have been no increases in the compensation payable or to become payable to any of the employees of the Company or its subsidiaries and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in
Exhibit II(O); provided, however, that in no event was any such increase in compensation or any such payment or provision made with respect to any of the Shareholders (or any members of the families of any of the Shareholders). All bonuses heretofore granted to employees of the Company or its subsidiaries have been paid in full to such employees. The vacation policy of the

Company and its subsidiaries is set forth in Exhibit II(Q). Except as set forth in Exhibit II(Q), no employee of the Company or its subsidiaries is entitled to vacation time in excess of three weeks during the current calendar year and no employee of the Company or its subsidiaries has any accrued vacation or sick time with respect to any prior period.

                R. Insurance. A list and brief description of the insurance policies maintained by the Company and its subsidiaries is set forth in Exhibit II(R). Such insurance policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. The Company and its subsidiaries have complied with the provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain in accordance with good business practices. The Company and its subsidiaries have not received any notices of any pending or threatened termination or premium increases with respect to any such policies. The Company and its subsidiaries have not had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and neither the Company nor any of the Shareholders is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company, its subsidiaries,or the Business for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All claims against the Company, its subsidiaries, or the Business covered by insurance have been reported to the appropriate insurance carrier on a timely basis. The Company and its subsidiaries have adequate insurance and reserves to cover any liability that may arise out of any claims, including but not limited to workers compensation and health insurance claims, that may be asserted against the Company or its subsidiaries for occurrences prior to the date of the Closing.

                S. Conduct of Business. The Company and its subsidiaries are not restricted from conducting the Business in any location by agreement or court decree.

                T. Allowances. The Company and its subsidiaries have no obligation outside of the ordinary course of business to make allowances to any customers with respect to the Business.

                U. Use of Names. All names under which the Company and its subsidiaries currently conduct the Business are listed in Exhibit II(U). There are no other persons or businesses conducting businesses similar to those of the Company and its subsidiaries in the States of New York, Vermont, Pennsylvania, Massachusetts, Connecticut, New Hampshire, North Carolina, New Jersey and Rhode Island having the right to use or using the names set forth in Exhibit II(U) or any variants of such names; and no other person or business has ever attempted to restrain either the

Company, its subsidiaries, or any of the Shareholders from using such names or any variant thereof.

                V. Power of Attorney. The Company and its subsidiaries have not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

                W. Litigation; Disputes. Except as set forth in Exhibit II(W), there are no material claims, disputes, actions, suits, investigations or proceedings pending or, to the best knowledge of the Company and each of the Shareholders, threatened against or affecting the Company, its subsidiaries, the Business or any of the properties or assets of the Company or its subsidiaries, no such claim, dispute, action, suit, proceeding or investigation has been pending or, to the best knowledge of the Company and each of the Shareholders, threatened during the five-year period preceding the date of the Closing and, to the best knowledge of the Company and each of the Shareholders, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither the Company nor any of the Shareholders has any knowledge of any default under any such action, suit or proceeding. The Company and its subsidiaries are not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

                X. Location of Business and Assets. Set forth in Exhibit II(X) is each location (specifying state, county and city) where the Company and its subsidiaries (i) have a place of business, (ii) own or lease real property and
(iii) own or lease any other property, including equipment and furniture.

                Y. Computer Software. The Company and its subsidiaries have the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Business (the "Computer Software"). A list of all written licenses pertaining to the Computer Software is set forth in Exhibit II(Y) (the "Licenses"). The Company has no knowledge that any of the Licenses may not be valid or enforceable by the Company or any of its subsidiaries or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. The Company and its subsidiaries have not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses.

                Z. Worksite Employee Numbers. As of January 27, 1997, the number of persons paid as employees of all of the clients of the Company and its subsidiaries for which the Company or any of its subsidiaries paid such employees' wages was 7,735. As of January 27, 1997, the Company and its subsidiaries had paid all salaries, wages, employer's portion of social security, Medicare premiums, federal employment Taxes, health care and workers' compensation costs and state unemployment Taxes with respect to such worksite employees due and payable by such date and since January 27, 1997, the Company and its subsidiaries have continued to pay such amounts as they have become due and payable.

                AA. Bank Accounts. Set forth in Exhibit II(AA) attached hereto is a list of all bank accounts maintained in the name of the Company and its subsidiaries and a brief description of persons having power to sign on behalf of the Company and its subsidiaries with respect to each such account.

                BB. Disclosure. No representation or warranty made under any Section hereof and none of the information furnished by the Company or its subsidiaries or any of the Shareholders set forth herein, in the exhibits hereto or in any document delivered by the Company or any of the Shareholders to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.


III

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS OF THE SHAREHOLDERS

                Each of the Shareholders hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                A. Authority. Such Shareholder is fully able to execute and deliver this Agreement and to perform such Shareholder's covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

                B. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound.

                C. Ownership of Shares. Such Shareholder owns such Shareholder's Shares free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. Such Shareholder has the right to transfer such Shareholder's Shares to the Purchaser and, upon transfer of such Shareholder's Shares to the Purchaser hereunder, the Purchaser will acquire good and marketable title to such Shareholder's Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever.

                D. Investment. (i) Such Shareholder has received such information relating to the business and affairs of the Purchaser which such Shareholder has requested, and all additional information which such Shareholder has considered necessary to verify the accuracy of the information so received. Such Shareholder has had the opportunity to ask questions of and receive answers from the Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, such Shareholder is familiar with the operations, business plans and financial condition of the Purchaser.

                (ii) Such Shareholder understands that the Purchaser proposes to issue and deliver to such Shareholder shares of NovaSource Common Stock pursuant to this Agreement without compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"); that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. Such Shareholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                (iii) Such Shareholder understands that, under existing rules of the Securities and Exchange Commission, such Shareholder may be unable to sell his or her shares of NovaSource Common Stock except to the extent that such shares of NovaSource Common Stock may be sold (A) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or
(B) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (C) subject to the restrictions contained in Rule 144 under the Securities Act ("Rule 144"). Such Shareholder understands that the Purchaser is under no obligation to effect a registration of such Shareholder's shares of NovaSource Common Stock under the Securities Act.

                (iv) Such Shareholder is familiar with the provisions of Rule 144 and the limitations upon the availability and applicability of such Rule.

                (v) Such Shareholder is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the shares of NovaSource Common Stock and his or her financial position is such that he or she can afford to retain his or her shares of NovaSource Common Stock for an indefinite period of time without realizing any direct or indirect cash return on his or her investment.

                (vi) Such Shareholder is acquiring his or her shares of NovaSource Common Stock for his or her own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.


IV

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                              AGREEMENTS OF QUANSOO

                    Quansoo hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                    A. Authority. Quansoo is fully able to execute and deliver this Agreement and to perform its covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of Quansoo , enforceable against Quansoo in accordance with its terms.

                    B. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which Quansoo is a party or by which Quansoo or any of Quansoo's assets is bound.

                    C. Ownership of Shares. Quansoo owns the Quansoo Shares free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. Quansoo has the right to transfer the Quansoo Shares to the Purchaser.

                    D. Investment. (i) Quansoo understands that the Purchaser proposes to issue and deliver to Quansoo shares of NovaSource Common Stock pursuant to this Agreement without compliance with the registration requirements of the Securities Act; that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. Quansoo is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

           (ii) Quansoo understands that, under existing rules of the Securities and Exchange Commission, Quansoo may be unable to sell its shares of NovaSource Common Stock except to the extent that such shares of NovaSource Common Stock may be sold (A) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or (B) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (C) subject to the restrictions contained in Rule 144. Quansoo understands that, except pursuant to the Registration Rights Agreement (as hereinafter defined), the Purchaser is under no obligation to effect a registration of Quansoo's shares of NovaSource Common Stock under the Securities Act.

           (iii) Quansoo is familiar with the provisions of Rule 144 and the limitations upon the availability and applicability of such Rule.

           (iv) Quansoo is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the shares of NovaSource Common Stock and its financial position is such that it can afford to retain its shares of NovaSource Common Stock for an indefinite period of time without realizing any direct or indirect cash return on its investment.

           (v) Quansoo is not acquiring its shares of NovaSource Common Stock with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.


V

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                             AGREEMENTS OF PURCHASER

                The Purchaser hereby represents and warrants to, and covenants and agrees with, the Shareholders and Quansoo, as of the date of the Closing, that:

                A. Organization and Qualification. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to enter into and consummate the transactions contemplated under this Agreement. The copies of the certificate of incorporation and by-laws of the Purchaser which have been delivered to the Shareholders and Quansoo are complete and correct.

                B. Authority. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of the assets of the Purchaser is bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                D. Capitalization. The authorized capital stock of the Purchaser consists of (i) 1,000,000 shares of preferred stock, $.01 par value per share, none of which shares are issued and outstanding, and (ii) 20,000,000 shares of NovaSource Common Stock, of which 16,187,500 shares are issued and outstanding. All of the issued and outstanding shares of NovaSource Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. 16,000,000 of the issued and outstanding shares of NovaSource Common Stock are owned beneficially and of record by NC Resources, Inc., a Delaware corporation and a wholly owned subsidiary of NovaCare, Inc., a Delaware corporation ("NovaCare"). In addition, in connection with an acquisition, the Purchaser is obligated to issue additional shares of NovaSource Common Stock contingent upon achievement of certain operational targets over future periods. The number of such additional shares which will be issued cannot be determined until such periods terminate, but if the criteria are achieved, but not exceeded, the Purchaser would be obligated to issue 125,000 shares of NovaSource Common Stock. Contemporaneously herewith, the Purchaser is negotiating a number of other acquisitions. Based on the status of such negotiations as of the date hereof, if all such acquisitions were to be consummated, the Purchaser would issue 500,000 shares of NovaSource Common Stock and be obligated to issue 246,875 additional shares of NovaSource Common Stock contingent upon achievement of certain operational targets over future periods (assuming such criteria are achieved, but not exceeded). At present, the Purchaser has no employee stock purchase or stock option plans and, except as set forth above and for the transactions contemplated by this Agreement, no shares of capital stock or other securities of the Purchaser are reserved for any purpose.

                E. NovaCare SEC Reports. As of the filing date, each report or statement filed by NovaCare with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

VI

                             CONDUCT OF THE BUSINESS

                The Company, its subsidiaries, and each of the Shareholders jointly and severally, hereby covenant and agree with the Purchaser that, except as hereafter consented to in writing by the Purchaser, from and after the date of this Agreement and until the Closing, the Company and its subsidiaries shall not:

                A. Operation of the Business. Make a purchase, sale or lease in respect of the Company or its subsidiaries or introduce any method of management, accounting or operation in respect of the Company or its subsidiaries, except in a manner consistent with prior practice.

                B. Accounts Receivable. Fail to maintain sales or accounts receivable on a normal basis or change the cash equivalent accounts or the methods or procedures for billing, collecting, or recording customer accounts receivable or reserves for doubtful accounts.

                C. Properties, Plant and Equipment. Fail to maintain, repair, service, preserve, and in any way further encumber, their properties, other than accounts receivable collected upon and supplies used in the ordinary course of business after the date hereof.

                D. No Loans, Advances, etc. Make any loans or advances, debt repayments or forgiveness, interest payments or forgiveness, or grant pay raises, bonuses or awards, or unusual salary or other payments, disbursements or other distributions, directly or indirectly, in any form to any management personnel, employee, director, officer or shareholder of the Company or its subsidiaries, or any relative of any such person, or entities or persons affiliated with or related to any such management personnel, employee, director, officer or shareholder of the Company or its subsidiaries.

                E. No Dividends; Distributions; Payment of Certain Indebtedness. Declare or pay any dividend or make any other distribution in respect of the capital stock of the Company or its subsidiaries, or, except as specifically contemplated by this Agreement, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of such capital stock or, except in the ordinary course of business, pay or discharge any outstanding indebtedness and in any event pay or discharge any outstanding indebtedness of any of the Shareholders, Quansoo, the relatives or affiliates of any of the Shareholders, or any of the management personnel, employees, directors or officers of the Company or its subsidiaries.

                F. Preservation of Organization, Employees and Business Relationships. Fail to use their best efforts to (i) preserve the present business organization of the Company and its subsidiaries intact; (ii) keep available the services of the present employees of the Company and its subsidiaries; and (iii) preserve present relationships and goodwill with entities or persons having business dealings with the Company and its subsidiaries, including, without limitation, existing customers of the Company and its subsidiaries.

                G. Books and Records. Fail to maintain the books and records of the Company and its subsidiaries in accordance with good business practices, on a basis consistent with prior practice.

                H. Compliance with Laws. Fail to use their best efforts to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every court or governmental entity or agency applicable to the Company or its subsidiaries and to the conduct of the Business and perform all of their obligations with respect thereto without default.

                I. Maintenance of Insurance. Fail to maintain and pay all premiums with respect to such policies of insurance as are currently held in the name of the Company and its subsidiaries.

                J. Contracts. Make any change adverse to the Company or its subsidiaries in the terms of any Contract or fail to perform any of their obligations with respect thereto without default.

                K. Claims. Waive, cancel, sell or otherwise dispose of for less than the face value thereof any claim or right the Company or any of its subsidiaries has against others.

                L. Bonuses, etc. Take any action described in the first sentence of Section II(Q) hereof.

                M. Billings; Accounts Payable. Fail to bill for services rendered or permit any account payable or accrued expense of the Company or its subsidiaries (other than those set forth in the Exhibits to this Agreement) to be outstanding for more than sixty (60) days, other than accounts payable or accrued expenses being diligently contested in good faith by the Company or its subsidiaries and as to which the Purchaser shall have consented in writing.

                N. Contracts. Enter into any contract, contractual obligation, bank debt, lease, loan or other commitment, written or oral, or agreement for amounts to be due to third parties, other than in the ordinary course of business.

                O. Encumbrances. Permit any encumbrance, lien or attachment against any of their property.

                P. Further Information. Fail to make available to the Purchaser the books of account, records, Tax Returns, leases, contracts and other documents or agreements of the Company or its subsidiaries and the Business as the Purchaser, its counsel, accountants and its authorized representatives may from time to time reasonably request.

                Q. Cooperation. Fail to cooperate fully with the Purchaser, do all things reasonably necessary to assist the Purchaser and use their reasonable best efforts at their own expense to obtain all consents and approvals necessary for the transfer of the Shares, including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought.


VII

                     ADDITIONAL REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF THE COMPANY,
                   THE SHAREHOLDERS, QUANSOO AND THE PURCHASER

                A. Publicity. Each of the Company, its subsidiaries and each of the Shareholders covenants and agrees, jointly and severally, that any and all publicity (whether written or oral) and notices to third parties (other than employees of the Company or its subsidiaries) concerning the sale of the Shares and other transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser. Quansoo covenants and agrees that any and all press releases or other general public disclosure of the transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which may be withheld in the sole discretion of the Purchaser.

                B. Correspondence, etc. Each of the Shareholders covenants and agrees, jointly and severally, that subsequent to the Closing, each of them will deliver to the Purchaser, promptly after the receipt thereof, all inquiries, correspondence and other materials received by any of them from any person or entity relating to the Company, its subsidiaries or the Business.

                C. Confidentiality. Each of the Company, its subsidiaries, the Purchaser and each of the Shareholders covenants and agrees that it or he or she shall keep confidential any and all nonpublic information relating to the Purchaser (with respect to the Company, its subsidiaries and each of the Shareholders) or, prior to the Closing, the Company, its subsidiaries or the Business (with respect to the Purchaser), and none of them shall disclose such information without the prior written consent of the other party. Quansoo agrees that it will keep confidential any and all nonpublic information relating to the Purchaser and shall not disclose such information without the prior written consent of the Purchaser. The Purchaser shall not directly or indirectly use any information concerning the Company or its subsidiaries prior to Closing for any reason other than the acquisition contemplated in this Agreement.

                D. Filing of Reports under the Exchange Act. At all times following the IPO, the Purchaser shall comply with all the reporting requirements of the Exchange Act and with all other public information reporting requirements, in either case, which are required as a condition to the availability of an exemption from the Securities Act under Rule 144 for the sale of any shares of NovaSource Common Stock by any Shareholder. The Purchaser shall cooperate with each Shareholder in supplying upon request such information within the Purchaser's possession as may be necessary for such Shareholder to prepare and file a Form 144.


VIII

                                     CLOSING

                A. Time and Place of Closing. The closing of the purchase and sale of the Shares as set forth herein (the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 at 10:00 A.M., local time, or by such other method of closing as the parties may mutually agree, at such date as shall be mutually agreed upon within two (2) business days after the satisfaction of the condition set forth in Section X(K) hereof; provided that if such condition has not been satisfied or waived by the Purchaser on or prior to February 14, 1997, any party may terminate this Agreement, without incurring any liability to the other parties, by delivering written notice to such effect to the other parties.

                B. Delivery of the Shares. Delivery of the Shares shall be made by the Shareholders and Quansoo to the Purchaser at the Closing by delivering one or more certificates in negotiable form representing the Shares, each such certificate to be accompanied by any requisite documentary or stock transfer Taxes which shall be paid by the Purchaser at the Closing.

                C. Tax Matters. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Shareholders and Quansoo will join in the execution of any such Tax Returns and other documentation.


IX

                       CONDITIONS TO THE SHAREHOLDERS' AND
                          QUANSOO'S OBLIGATION TO CLOSE

                The obligation of the Shareholders and Quansoo to sell the Shares and the obligation of the Shareholders and Quansoo otherwise to consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Shareholders (acting jointly) and Quansoo in writing in their sole discretion, (no waiver by the Shareholders shall be binding on Quansoo and no waiver by Quansoo shall be binding on the Shareholders), and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the Closing:

                A. No Litigation. No action, suit or proceeding against the Company, its subsidiaries, any of the Shareholders, Quansoo or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                B. Covenants. The representations and warranties made by the Purchaser herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, the Purchaser shall deliver to the Company, its subsidiaries and each of the Shareholders and Quansoo a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed in all material respects and, on the date of the Closing, the Purchaser shall deliver to the Company, its subsidiaries and Quansoo a certificate dated the date of the Closing to such effect.

                C. Other Certificates. The Shareholders and Quansoo shall have received such additional certificates, instruments and other documents in form and substance satisfactory to them and their counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby.

                D. Deliveries. All deliveries by the Purchaser required hereunder shall have been made.

                E. Payment of the Purchase Price. Each of the Shareholders shall have received from the Purchaser a certified check made payable to the order of, or a wire transfer to an account designated by, each of the Shareholders in the amount set forth opposite each name set forth on Schedule I hereto; Quansoo shall have received a wire transfer to an account designated by it in the amount of $2,700,000; and the Company or its designated subsidiary shall have received a certified check made payable to its order, or a wire transfer to an account designated by it, in the amount of $1,000,000.

                F. Employment Agreement. The Purchaser and Deborah M. Skinner shall have entered into an employment agreement substantially in the form of
Exhibit IX(F) attached hereto (the "Employment Agreement").

                G. Stockholders Agreement. The Purchaser and the Shareholders and Quansoo shall have entered into a stockholders agreement (the "Stockholders Agreement") substantially in the form of Exhibit IX(G) attached hereto.

                H. Guarantee. NovaCare shall have issued a guarantee (the "Shareholder Guarantee") in favor of the Shareholders in the form of Exhibit IX(H) attached hereto and a guarantee (the "Quansoo Guarantee") in favor of Quansoo in the form of Exhibit IX(H) attached hereto.

                I. Registration Rights Agreement. The Purchaser and Quansoo shall have entered into a registration rights agreement (the "Registration Rights Agreement") substantially in the form of Exhibit IX(I) attached hereto.

                J. Opinion of Counsel. The Shareholders and Quansoo shall each have received an opinion of Peter D. Bewley, Esq., or Haythe & Curley, counsel for the Purchaser, delivered to the Shareholders and Quansoo pursuant to the instructions of the Purchaser, dated the date of the Closing, substantially to the effect set forth in Exhibit IX(J) attached hereto.

                K. Skinner Note. The Purchaser shall have delivered to Deborah
M. Skinner the Promissory Note substantially in the form of Exhibit IX(K) attached hereto.

                L. Real Property. Prior to the Closing, the Company shall have conveyed to the Shareholders the real property owned by the Company in South Carolina described in Exhibit II(H).


X

                CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                The obligation of the Purchaser to purchase the Shares and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company, its subsidiaries, and each of the Shareholders and Quansoo (solely as to the conditions for which it is responsible) hereby agrees to use his or her or its best efforts to satisfy at or prior to the Closing:

                A. Opinions of Counsel to the Company, the Shareholders and Quansoo. The Purchaser shall have received opinions of Waite & Associates, P.C., counsel for the Company and the Shareholders, delivered to the Purchaser pursuant to the instructions of the Company and the Shareholders, and Orloff, Lowenbach, Stifelman & Siegel, counsel for Quansoo, delivered to the Purchaser pursuant to the instructions of Quansoo, each dated the date of the Closing, substantially to the effect set forth in Exhibit X(A) attached hereto.

                B. No Litigation. No action, suit or proceeding against the Company, its subsidiaries, any of the Shareholders, Quansoo or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                C. Representations and Warranties. The representations and warranties made by the Company, its subsidiaries, each of the Shareholders and Quansoo herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, the Company, its subsidiaries, each of the Shareholders and Quansoo shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company, its subsidiaries, each of the Shareholders and Quansoo on or before the date of the Closing shall have been duly complied with and performed in all material respects and, on the date of the Closing, the Company, its subsidiaries, each of the Shareholders and Quansoo shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

                D. Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance satisfactory to the Purchaser and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                E. Third Party Consents. The Purchaser shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of the Company, its subsidiaries, the Purchaser, any of the Shareholders or Quansoo to the consummation of the transactions contemplated hereby which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser or the Company or its subsidiaries.

                F. Employment Agreement. The Purchaser and Deborah M. Skinner shall have entered into the Employment Agreement.

                G. Stockholders Agreement. The Purchaser, the Shareholders and Quansoo shall have entered into the Stockholders Agreement.

                H. Deliveries. All deliveries by the Company, its subsidiaries, the Shareholders and Quansoo required hereunder shall have been made.

                I. Shares. All of the Shares shall have been sold by the Shareholders and Quansoo and delivered to the Purchaser.

                J. Quansoo Security Interests. The Purchaser shall have received evidence reasonably satisfactory to it of the termination of all security interests of Quansoo in the assets of the Company and its subsidiaries or shall have received UCC-3 termination statements and other instruments, in form and substance reasonably satisfactory to the Purchaser, sufficient to effect such termination.

                K. Lien and Judgment Searches. The Purchaser shall have received lien and judgment reports from all jurisdictions where the Company and its subsidiaries own or lease real property showing no liens or judgments other than those set forth in the Exhibits to this Agreement.


XI

                                 INDEMNIFICATION

                A. Indemnification by the Shareholders and Quansoo. (i) Each of the Shareholders (and not Quansoo), jointly and severally, shall indemnify and hold harmless the Purchaser from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Purchaser's Damages"), including, without limitation, Purchaser's Clause (i) Counsel Expenses (as hereinafter defined), sustained or incurred by the Purchaser and/or the Company as a result of or arising from (x) the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Company or any of the Shareholders herein, (y) the litigation in New York Supreme Court, Albany County, captioned Deborah M. Skinner, John Skinner, Carolyn Tippett, Malvern Tippett, Temporary Payroll Incentives, Inc. and The TPI Group, Inc. v. James Belliveau, Mary Belliveau, Hudson Valley Staff, Ltd. and Essential Business Services, Inc. or (z) any penalties and interest which may be assessed for the late payment of Taxes as set forth in Exhibit II(M) attached hereto which accrue for the period prior to the Closing. For purposes hereof "Purchaser's Clause (i) Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Purchaser and/or the Company and/or its subsidiaries, including, without limitation, in any action or proceeding between the Purchaser and/or the Company and/or its subsidiaries and any of the Shareholders or in any action or proceeding between the Purchaser and/or the Company and/or its subsidiaries and any third party in respect of a matter subject to this clause (i). In addition, the Shareholders shall pay, or shall reimburse the Company for, $60,000 of the $105,000 payable by the Company to John J. Lee, III pursuant to the Settlement Agreement included in Exhibit II(M). Notwithstanding anything to the contrary contained herein, the liability of Terry DeLong for Purchaser's Damages pursuant hereto shall be limited to the Purchase Price actually received by him.

           (ii) Quansoo shall indemnify and hold harmless the Purchaser from and against any and all Purchaser's Damages, including, without limitation, Purchaser's Clause (ii) Counsel Expenses, sustained or incurred by the Purchaser and/or the Company as a result of or arising from the breach of any of the obligations or covenants of, or the inaccuracy of any of the representations or warranties made by, Quansoo herein. For purposes hereof, "Purchaser's Clause
(ii) Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Purchaser and/or the Company and/or its subsidiaries, including, without limitation, in any action or proceeding between the Purchaser and/or the Company and/or its subsidiaries and Quansoo, or in any action or proceeding between the Purchaser and/or the Company and/or its subsidiaries and any third party in respect of a matter subject to this clause
(ii).

                (iii) In addition to the right of the Purchaser to indemnification under this Section XI(A), the Purchaser shall have the right from time to time to set off the amount of any of the Purchaser's Damages against any (A) payments to be made by the Purchaser to the Shareholders (in the case of a claim pursuant to clause (i)) or to Quansoo (in the case of a claim pursuant to clause (ii)) pursuant to Section I(B)(i)(c), (ii) or (iii) or I(F) hereof or (B) Earn-Out Payments due and payable to the Shareholders or Quansoo, as applicable, as provided for in Section I(C) or I(D) hereof; provided, however, that the Purchaser shall not have the right to set-off under this
Section XI(A) the amount of the Purchaser's Damages which it may sustain or incur by reason of a breach of any of the Shareholders' or Quansoo's covenants contained in Section XII hereof; and provided further that in no event shall the Purchaser have any right to offset against any payment due to Quansoo the amount of any Purchaser's Damages claimed from any of the Shareholders or to offset against any payment due to the Shareholders the amount of any Purchaser's Damages claimed from Quansoo.

                B. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless each of the Shareholders and Quansoo from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to as the "Seller's Damages"; the Seller's Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Seller's Counsel Expenses (as hereinafter defined), sustained or incurred by any of the Shareholders and/or Quansoo as a result of or arising from the breach of any of the obligations or covenants of the Purchaser herein or in the Registration Rights Agreement or the inaccuracy of any of the representations and warranties made by the Purchaser herein or by NovaCare in the Shareholder Guarantee or in the Quansoo Guarantee. For purposes hereof "Seller's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by any of the Shareholders and/or Quansoo, including, without limitation, in any action or proceeding between any of the Shareholders and/or Quansoo and the Purchaser and/or the Company or in any action or proceeding between any of the Shareholders and/or Quansoo and any third party.

                C. Procedure for Indemnification. In the event that any party hereto shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section XI, the party from whom such indemnity may be sought (the "Indemnifying Party") shall be given written notice thereof by the party seeking such indemnity (the "Indemnified Party"), which notice shall specify the amount and nature of such Damages and include the request of the Indemnified Party for indemnification of such amount. The Indemnifying Party shall within 30 days pay to the Indemnified Party the amount of the Damages so specified.

                D. Subrogation. The Shareholders and Quansoo, as the case may be, shall be subrogated to all rights of the Purchaser or the Company with respect to any claim for which the Purchaser or the Company has been indemnified by the Shareholders or Quansoo, as the case may be, hereunder; provided, that, the Purchaser shall not be required to make any claim against the Company or any other party in order to pursue any claim against any of the Shareholders or Quansoo, as the case may be, and provided further, that none of the Shareholders or Quansoo, as the case may be, shall be entitled to any indemnification or right of contribution from the Company or have any other rights against the Company in connection with any claim made hereunder.


XII

                           NON-COMPETITION AGREEMENT

           Following the consummation of the transactions contemplated hereby, and in consideration thereof, none of the Shareholders nor Quansoo shall (a) subsequent to the date of the Closing and until five years after the date of the Closing, directly or indirectly, (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere within the States of New York, Vermont, Pennsylvania, Massachusetts, Connecticut, New Hampshire, North Carolina, New Jersey, and Rhode Island , which is competitive with the Purchaser's business as a professional employer organization, (ii) solicit or entice or endeavor to solicit or entice away from any member of the Purchaser Group (as hereinafter defined) any person who was or is at the time of the solicitation or enticement a director, officer, employee, agent or consultant of such member of the Purchaser Group, either on any of the Shareholders' or Quansoo's own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Purchaser Group, (iii) except as otherwise provided in the Employment Agreement with respect to Deborah M. Skinner, solicit or entice or endeavor to solicit or entice away any person who was or is at the time of the solicitation or enticement a client or customer of any member of the Purchaser Group, either on any of the Shareholders' or Quansoo's own account or for any other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of any member of the Purchaser Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Purchaser Group, or (b) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of any member of the Purchaser Group or the business reputation or good name of any member of the Purchaser Group, or be otherwise detrimental to the Purchaser and/or the Company, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Purchaser Group. Because the remedy at law for any breach of the foregoing provisions of this
Section XII would be inadequate, each of the Shareholders and Quansoo hereby consents, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions, as provided for in Section XIV(F) hereof.

           The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

           For purposes hereof, "Purchaser Group" shall mean, collectively, the Purchaser and its subsidiaries, affiliates and parent entities operating in the same lines of business.


XIII

                               BROKERS AND FINDERS

           A. The Shareholders' Obligation. Neither the Purchaser nor the Company and its subsidiaries shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Company, its subsidiaries, Quansoo or any of the Shareholders in connection with this Agreement and the transactions contemplated hereby, and each of the Shareholders, jointly and severally, hereby agrees to indemnify and save the Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                B. The Purchaser's Obligation. Neither the Company and its subsidiaries nor any of the Shareholders nor Quansoo shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save each of the Shareholders and Quansoo harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.


XIV

                                  MISCELLANEOUS

                A. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

                (1) If to the Shareholders or the Company or its subsidiaries (prior to the Closing):

                     The TPI Group, Ltd.
                     310 Bay Road
                     Queensbury, New York 12804
                     Attention:  President
                     Telecopy No.:
                     Telephone No.:

                     with a copy to:

                     Waite & Associates, P.C.
                     90 N. Pearl Street
                     Albany, New York 12207
                     Attention: Stephen J. Waite, Esq.
                     Telecopy No.: (518) 463-4594
                     Telephone No.: (518) 463-4257

                (2) If to the Purchaser or the Company or its subsidiaries (subsequent to the Closing):

                     NovaSource, Inc.
                     1016 West Ninth Avenue
                     King of Prussia, Pennsylvania  19406
                     Attention: President
                     Telecopy No.: (610) 992-3328
                     Telephone No.: (610) 992-7200

                     with a copy to:

                     NovaCare, Inc.
                     1016 West Ninth Avenue
                     King of Prussia, Pennsylvania 19406
                     Attention: General Counsel
                     Telecopy No.: (610) 992-3328
                     Telephone No.: (610) 992-7200

                (3)  If to Quansoo:

                     c/o Martin Solomon
                     Suite 906
                     2665 South Bay Shore Drive
                     Coconut Grove, FL 33133
                     Telecopy No.: (305) 856-3472
                     Telephone No.: (305) 856-3103
                     with a copy to:

                     Orloff, Lowenbach, Stifelman & Siegel
                     101 Eisenhower Parkway
                     Roseland, New Jersey 07068
                     Attention:  Stanley Schwartz, Esq.
                     Telecopy No.:   (201) 622-3073
                     Telephone No.:  (201) 622-6200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

                B. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive closing, notwithstanding any investigation at any time made by or on behalf of any party hereto.

                C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                D. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. Each of the Shareholders agrees to execute and deliver any reasonable and customary management representation letter requested by the Purchaser's independent certified public accountants in connection with their audit of the S-X Financial Statements.

                E. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company shall not bear any of such expenses, other than reasonable attorneys fees and expenses (up to an aggregate of $35,000) of counsel for the Company, the Shareholders and Quansoo.

                F. Injunctive Relief. Notwithstanding the provisions of Section XIV(G) hereof, in the event of a breach or threatened breach by any of the Shareholders of the provisions of Section XII of this Agreement, each of the Shareholders hereby consents and agrees that the Purchaser shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to Section XIV(G) hereof to an injunction or similar equitable relief restraining any of the Shareholders, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by any of the Shareholders, as the case may be, under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the federal courts for the Northern District of New York and the New York state courts located in such District for any proceedings under this Section XIV(F). The parties hereto agree that the availability of arbitration in Section XIV(G) hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Purchaser pursuant to this Section XIV(F).

                G. Dispute Resolution.

                      (i) Arbitration. The parties shall attempt amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to J.A.M.S./Endispute for final binding arbitration, which shall be conducted by a single arbitrator in the New York, New York area, pursuant to J.A.M.S./Endispute's Arbitration Rules (the "Rules"). The parties agree that, notwithstanding anything to the contrary contained in the Rules, the arbitrator shall not award consequential, exemplary, incidental, punitive or special damages.

                      (ii) Procedure. It is agreed that if any party shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than one (1) year after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. The parties shall bear equally all costs of said arbitration (other than their own attorney's fees and costs). The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable (except as provided in Section XIV(F) hereof), or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought. Any equitable relief awarded under Section XIV(F) hereof shall be dissolved upon issuance of the Arbitrator's decision and order.

                H. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                I. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Purchaser, the Company and Quansoo respectively, and the legal representatives and heirs of each of the Shareholders.

                J. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of New York , without regard to conflict of laws principles.

                K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


                                  *     *     *

           IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                    THE TPI GROUP, LTD.


                                    By:___________________________
                                       Name:
                                       Title:


                                    ______________________________
                                    Deborah M. Skinner


                                    ______________________________
                                    John Skinner III


                                    ______________________________
                                    Malvern Tippett


                                    ______________________________
                                    Carolyn Tippett


                                    ______________________________
                                    Terry DeLong


                                    QUANSOO-TPI L.L.C.


                                    By:___________________________
                                       Name:
                                       Title:


                                    NOVASOURCE, INC.



                                    By:___________________________
                                       Name:
                                       Title: